Exhibit 10.1

CITIBANK, N.A. 730 Veterans Memorial Highway Hauppauge, NY 11788	MANUFACTURERS AND TRADERS TRUST COMPANY 401 Broad Hollow Road Melville, NY 11747	SANTANDER BANK, N.A. 3 Huntington Quadrangle Suite 101N Melville, NY 11747
BMO HARRIS BANK, N.A.		REGIONS BANK
BMO CAPITAL MARKETS CORP. Spear Tower, One Market Plaza San Francisco, CA 94105		615 South College Street Suite 600 Charlotte, NC 28202
ISRAEL DISCOUNT BANK OF NEW YORK 511 Fifth Avenue New York, NY 10017		GOLDMAN SACHS BANK USA 200 West Street New York, NY 10010

January 29, 2020

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, NY 11747

Attention:   Michael D. Porcelain

Commitment Letter
Senior Secured Revolving Credit Facility

Ladies and Gentlemen:

Comtech Telecommunications Corp., a Delaware corporation (the “Borrower” or “you”), has advised Citi (as defined below), Manufacturers and Traders Trust Company (“M&T”), Santander Bank, N.A. (“Santander”), BMO Harris Bank, N.A. and BMO Capital Markets Corp. (together, “BMO”), Regions Bank (“Regions”), Israel Discount Bank of New York (“IDB”) and Goldman Sachs Bank USA (“GS” and, together with Citi, M&T, Santander, BMO, Regions and IDB, the “Initial Commitment Parties”) that the Borrower desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto. For the purposes of this Commitment Letter and the Fee Letter referred to below, “Citi” shall mean Citibank, N.A. and/or any of its affiliates as it shall determine to be appropriate to provide the services contemplated herein. The terms “Commitment Parties”, “we” or “us” refer to the Initial Commitment Parties or, after the appointment of any additional Arrangers and Initial Lenders pursuant to Section 1 hereof, all Arrangers and Initial Lenders as a group.

Upon the terms and subject only to the conditions set forth in Section 3 of this letter agreement and the attached Exhibit C (Exhibit C, together with Exhibit A and Exhibit B, collectively, the “Exhibits” and, together with this letter agreement, this “Commitment Letter”), each of Citi, M&T, Santander, BMO, Regions, IDB and GS is pleased to inform the Borrower of its several, but not joint, commitment to provide the percentage of the aggregate principal amount of the Facility (as defined in Exhibit A hereto) set forth opposite its name in the table below (each of Citi, M&T, Santander, BMO, Regions, IDB and GS in such capacity, an “Initial Lender” and collectively with any additional Initial Lenders hereafter appointed pursuant to Section 1 hereof, the “Initial Lenders”).

Bank	Percentage
Citi	20.000%
M&T	20.000%
Santander	20.000%
BMO	16.250%
Regions	9.375%
IDB	9.375%
GS	5.000%

Section 1.                   Title and Roles.

You hereby appoint (i) each of Citi, M&T, Santander and BMO to act, and each of Citi, M&T, Santander and BMO hereby agrees to act, together with any additional Arrangers hereafter appointed pursuant to this Section 1 with the title of joint bookrunner and joint lead arranger, as a joint bookrunner and joint lead arranger with respect to the Facility (Citi, M&T, Santander and BMO, together with any other joint bookrunners and joint lead arrangers appointed pursuant to this Section 1, each in such capacity, a “Lead Arranger” and, collectively in such capacities, the “Lead Arrangers”), (ii) each of Regions, IDB and GS to act, and each of Regions, IDB and GS hereby agrees to act, as an arranger with respect to the Facility (Citi, M&T, Santander, BMO, Regions, IDB and GS, together with any other agents, co-agents, joint bookrunners, joint lead arrangers, arrangers or co-managers appointed pursuant to this Section 1, in the respective capacities described above, each an “Arranger” and, collectively in such capacities, the “Arrangers”) and (iii) Citi to act, and Citi hereby agrees to act, as sole administrative agent and collateral agent with respect to the Facility, in each case upon the terms and subject to the conditions described in this Commitment Letter. You agree that no additional agents, co-agents, bookrunners, lead arrangers, arrangers or co-managers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Facility unless you and the Commitment Parties shall so agree; provided that Citi, in consultation with the other Arrangers and you, shall be entitled to appoint additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers (it being understood and agreed that, to the extent Citi appoints any additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers in respect of the Facility, then, notwithstanding anything herein to the contrary, the aggregate amount of commitments of the Initial Lenders as of the date hereof in respect of the Facility will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Facility upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation in form and substance acceptable to you and us (and such aggregate reduction shall be apportioned among the Initial Lenders as of the date hereof as follows: (i) first, to each Initial Lender as of the date hereof whose commitment hereunder in respect of the Facility exceeds the amount that, pursuant to the Fee Letter, would constitute a Successful Syndication with respect to such Initial Lender (such excess amount, with respect to any such Initial Lender, its “Excess Hold Amount”), on a pro rata basis among such Initial Lenders according to the respective Excess Hold Amount of each such Initial Lender (until all Excess Hold Amounts are eliminated); and (ii) second, after all Excess Hold Amounts have been eliminated by application of clause (i) above, on a pro rata basis among the Lead Arrangers as of the date hereof according to the respective amounts of their remaining commitments in respect of the Facility) and, thereafter, each such financial institution (and any relevant affiliate) shall constitute an “Arranger” and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” and “Commitment Party” and the commitments of the Commitment Parties in respect of the Facility shall be several and not joint). It is further agreed that (i) Citi will have primary authority for managing the syndication of the Facility and Citi shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement, (ii) M&T will appear immediately to the “right” of Citi in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi), (iii) Santander will appear immediately to the “right” of M&T in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi and M&T) and (iv) BMO will appear immediately to the “right” of Santander in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi, M&T and Santander); (v) Regions will appear immediately to the “right” of BMO in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi, M&T, Santander and BMO), (vi) IDB will appear immediately to the “right” of Regions in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi, M&T, Santander, BMO and Regions) and (vii) GS will appear immediately to the “right” of IDB in any and all marketing materials or other documentation used in connection with the Facility and to the “left” of all other financial institutions (other than Citi, M&T, Santander, BMO, Regions and IDB).

Section 2.                   Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any security agreements, ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Facility (collectively, the “Operative Documents”), to syndicate all or a portion of their commitments under the Facility to one or more other banks, financial institutions, investors and other lenders identified by us and reasonably acceptable to you (such consent not to be unreasonably withheld, delayed or conditioned) (the lenders providing the Facility, together with the Initial Lenders, collectively referred to herein as the “Lenders”); provided that the Commitment Parties will not syndicate to (a) persons that are competitors of any of the Borrower, the Acquired Business and their respective subsidiaries identified in writing to us from time to time (or subsidiaries or affiliates of any such competitors that are clearly identifiable as such on the basis of such subsidiary or affiliate’s name) (in each case, other than a bona fide bank, debt fund or an investment vehicle that is generally engaged in the making of, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business); provided, further that any supplementation of such list delivered to us (or, on and following the Closing Date (as defined below), the Agent in respect of the Facility) in writing from time to time shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the loans or commitments under the Facility, or (b) banks, financial institutions and other entities (or subsidiaries thereof) separately identified by you to us in writing prior to the date hereof (such persons or entities described in clause (a) or (b), collectively the “Disqualified Lenders”). Subject to the foregoing, Citi will manage all aspects of the syndication of the Facility in consultation with the Borrower, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders (it being understood that, if, at any time such commitments are so allocated among the Lenders, any Initial Lender as of the date hereof holds any Excess Hold Amount, then the respective commitment hereunder in respect of the Facility of each such Initial Lender will be reduced in the manner provided by clause (i) of the proviso to the second sentence of Section 1 until all Excess Hold Amounts are eliminated). Notwithstanding our right to syndicate the Facility as provided in this Section 2 and receive commitments with respect thereto, (a) no assignment or novation shall become effective with respect to all or any portion of our commitment in respect of the Facility until after the initial effectiveness of the commitments under the Facility on the Closing Date (other than with respect to assignments or novations to the additional Arrangers and Initial Lenders appointed in accordance with Section 1 of this Commitment Letter) and (b) unless you otherwise agree in writing, we shall retain exclusive control over all rights and obligations with respect to our commitments and other obligations hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and the Fee Letter, until the initial effectiveness of the commitments under the Facility on the Closing Date.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility, nor the obligation to assist with syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the initial effectiveness of the commitments under the Facility on the Closing Date. The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is the Arrangers’ intent to have Lenders commit to the Facility prior to the Closing Date. Until the earlier of (i) the 90th day following the date of the consummation of the Acquisition with the proceeds of the initial borrowing under the Facility (the date of such consummation and borrowing, the “Closing Date”), and (ii) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), the Borrower hereby agrees to use its commercially reasonable efforts to assist, and use its commercially reasonable efforts to cause the Acquired Business to assist, us in achieving a syndication that is reasonably satisfactory to us and you. The Borrower’s assistance in achieving such syndication shall include but not be limited to: (i) making appropriate members of the senior management, representatives and advisors of the Borrower (and using its commercially reasonable efforts to make appropriate members of the senior management, representatives and advisors of the Acquired Business) available to participate in informational meetings with potential Lenders at such times and locations to be mutually agreed (or, if you and we shall agree, conference calls in lieu of any such meeting); (ii) using its commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Borrower (and, to the extent practical and appropriate, of the Acquired Business); (iii) assisting (and using its commercially reasonable efforts to cause its affiliates and advisors, and the Acquired Business and its affiliates and advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for the Facility and other customary marketing materials with respect to the Borrower and its subsidiaries, the Acquired Business or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using its commercially reasonable efforts to ensure that the Arrangers shall have received no later than 20 business days prior to the Closing Date all necessary information to complete the confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) providing or causing to be provided customary financial information and projections for the Borrower and its subsidiaries after giving effect to the Transactions, including for each of the fiscal years until the scheduled maturity of the Facility and for the four fiscal quarters beginning with the first fiscal quarter in which the Closing Date is expected to occur, in each case in form reasonably satisfactory to the Arrangers; (v) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders (and your using commercially reasonable efforts to cause certain officers of the Acquired Business to be available for such meetings); and (vi) delivering to the Arrangers, promptly upon receipt thereof, all financial information related to the Acquired Business delivered to the Borrower pursuant to the Acquisition Agreement.

The Borrower acknowledges that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Acquired Business or any securities of any thereof) (each, a “Public Lender”). The Borrower agrees that (A) at the reasonable request of any Arranger, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any information package or presentation that contains MNPI is referred to as “Private-Side Materials”); (B) all Company Materials that are Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information” which will mean that “Private, contains Material Non-Public Information” will appear prominently on the first page thereof; (C) if any Company Materials are not marked, the Borrower will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (E) the Borrower shall provide us with customary authorization letters for inclusion in the Company Materials that represents that any Company Materials not marked “Private, contains Material Non-Public Information” does not include MNPI and the Company Materials will contain customary language exculpating us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of the Facility, the Borrower agrees that, until the Syndication Date, the Borrower will not, and will not permit any of its subsidiaries to (and the Borrower will use commercially reasonable efforts to not permit the Acquired Business to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facility) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the Facility.

Section 3.                   Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Facility on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the below paragraph of this Section 3 and Exhibit C (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions that are expressly stated to be conditions to the initial effectiveness of the commitments under the Facility on the Closing Date (and upon satisfaction or waiver of the Funding Conditions, the initial effectiveness of the commitments under the Facility on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, the Guarantors, the Acquired Business, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the initial effectiveness of the commitments under the Facility on the Closing Date shall be (A) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Operative Documents and (B) such of the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Arrangers and the Lenders, but only to the extent that you or Merger Sub have the right to terminate your (or its) obligations under the Acquisition Agreement, or the right not to consummate the Acquisition, pursuant to the Acquisition Agreement as a result of a breach of any such representations and warranties (the “Acquired Business Representations”) and (ii) the terms of the Operative Documents shall be in a form such that they do not impair the initial effectiveness of the commitments under the Facility on the Closing Date if the Funding Conditions set forth in this Section 3 and in Exhibit C hereto are satisfied (or waived by each of the Commitment Parties) (it being understood that to the extent any Collateral (other than Collateral that may be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (other than in respect of any immaterial subsidiary (to be defined in a manner to be reasonably agreed) of the Borrower or any subsidiary of the Borrower organized outside of the United States), to the extent, where applicable, such stock certificates are received from the Acquired Business on or prior to the Closing Date or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be created or perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the initial effectiveness of the commitments under the Facility on the Closing Date, but instead shall be required to be accomplished pursuant to arrangements to be reasonably and mutually agreed by the parties hereto acting reasonably (x) within two business days after the Closing Date, in the case of stock (or other equity interest) certificates and related stock powers executed in blank relating to the Acquired Business or (y) within 60 days after the Closing Date, in all other cases (in each case, with extensions available in the Agent’s reasonable discretion)). Those matters that are not covered by or made clear under the provisions of this Commitment Letter shall be negotiated in good faith and are subject to the approval and agreement of us and you; provided that nothing in the Operative Documents shall increase or expand the conditions to initial effectiveness set forth in this Section 3 or in Exhibit C and, in all other respects, that such approvals and agreements shall be in a manner that is consistent with the Summary of Principal Terms and Conditions set forth in Exhibit B and, with respect to other terms, the Documentation Principles (as defined in Exhibit B). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors set forth in the Operative Documents relating to due organization, corporate existence and good standing, organizational power and authority (as to the execution, delivery and performance of the applicable Operative Documents), the due authorization, execution, delivery and enforceability of the applicable Operative Documents, no violation of, or conflict with, organizational documents of the Borrower and the Guarantors, in each case, related to the entering into and performance of the Operative Documents, solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, the creation and perfection of security interests in the Collateral (subject to the limitations set forth in the preceding sentence), Federal Reserve margin regulations, Patriot Act (as defined below), FCPA, OFAC and laws applicable to sanctioned persons, the Investment Company Act and status of the Facility and the guarantees as senior debt (if applicable). Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facility, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the initial borrowing under the Facility in a manner consistent with the Acquisition Agreement. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Section 4.                   Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the proceeds of any borrowings under the Facility, (b) July 29, 2020 (provided that if the “Termination Date” in the Acquisition Agreement is extended pursuant to Section 8.1(d) of the Acquisition Agreement (as in effect on the date hereof), the date in this clause (b) shall instead be October 29, 2020) and (c) the date the Acquisition Agreement is terminated (such earliest date, the “Termination Date”).

Section 5.                   Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof among the parties hereto (such fee letter, as amended, amended and restated, supplemented or otherwise modified, the “Fee Letter”). The terms of the Fee Letter are an integral part of the commitment of each of the Commitment Parties and the other obligations of each of the Commitment Parties hereunder, and their respective agreement to perform the services described herein, and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid.

Section 6.                   Indemnification.

The Borrower shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) from and against any and all actual claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel but limited, in the case of legal fees and disbursements, to one counsel to such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each set of similarly affected Indemnified Persons, taken as a whole (and, if reasonably necessary, (x) of one regulatory or specialty counsel with respect to any material regulatory and/or other specialty areas and (y) of one local counsel in any relevant jurisdiction, in each case, to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional counsel of the applicable type to each set of similarly affected Indemnified Persons)), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter, the Acquisition Agreement or the Operative Documents, the Transactions or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (a) such Indemnified Person’s bad faith, gross negligence or willful misconduct or (b) a material breach of the obligations of such Indemnified Person under this Commitment Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent, collateral agent or any similar role under the Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its affiliates, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person, in form and substance reasonably satisfactory to each Indemnified Person, from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The Borrower acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to the Borrower or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

Section 7.                   Costs and Expenses.

The Borrower shall pay, or reimburse the Commitment Parties upon the earlier to occur of (i) the Closing Date and (ii) the date of the termination or expiration of the commitments under this Commitment Letter (and thereafter, if applicable, on demand) for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Facility, the Transactions and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, reasonable costs associated with posting the Company Information on the Platform and reasonable and documented fees, disbursements and other charges of one primary counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in Israel and each other material jurisdiction (excluding any costs of in-house counsel), regardless of whether any of the transactions contemplated hereby is consummated. The Borrower shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel to the Commitment Parties and (x) of one regulatory or specialty counsel with respect to any material regulatory and/or other specialty areas and (y) of a one local counsel to the Commitment Parties in Israel and each other material jurisdiction) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Section 8.                   Confidentiality.

The Borrower agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of the Borrower and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Borrower may disclose this Commitment Letter and the contents hereof and, solely pursuant to the following clauses (a)(i) and (e), the Fee Letter and the contents thereof: (a)(i) as may be compelled in a judicial or administrative proceeding or in any proceeding or pursuant to the order of any court or administrative agency or upon the request or demand of any regulatory authority or (ii) as otherwise required by law or in any required filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (b) to the Acquired Business and its respective subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (c) in syndication or other marketing materials relating to the Facility (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (d) to each of Moody’s Investors Service, Inc., and S&P Global Ratings, a division of S&P Global Inc., on a confidential basis (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); or (e) with our prior written consent; and provided, further, that the Borrower may disclose the Fee Letter, to the extent the Fee Letter has been redacted in a manner acceptable to Citi with respect to the fees and the “Market Flex” provisions, to the Acquired Business and its controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Your obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not theretofore been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations to you, your subsidiaries or the Acquired Business, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facility and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facility, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), to service providers to the Commitment Parties in connection with the administration and management of the Facility and to market data collectors and similar service providers to the lending industries or (h) for the purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not theretofore been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Business and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties and/or their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or may trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Borrower and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

Section 9.                   Representations and Warranties.

Subject to Section 3 hereof, the accuracy of which shall not be a condition to the commitments hereunder or the initial effectiveness of the commitments under the Facility on the Closing Date, the Borrower represents and warrants (which representation and warranty, in the case of any information relating to the Acquired Business prior to the Acquisition, is to the best of the Borrower’s knowledge) that (i) all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties, any Lender or any potential Lender by or on behalf of the Borrower or any of its representatives in connection with the Transactions (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Borrower and made available to any of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control and that no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, with respect to any such Information or Projections relating to the Acquired Business or its operations or assets, use your commercially reasonable efforts to cause the Acquired Business to) promptly supplement the Information and/or Projections so that (with respect to Information or Projections relating to the Acquired Business or its operations or assets, to the best of your knowledge; and if otherwise, without qualification) the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances.

In arranging and syndicating the Facility, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of the Borrower and its affiliates without responsibility for independent verification thereof.

Section 10.               Assignments.

The Borrower may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its affiliates) other than as expressly permitted hereunder without the Borrower’s prior written consent; provided that any assignments to an affiliate will not relieve a Commitment Party from any of its obligations hereunder unless and until the Facility shall have become effective and such affiliate shall have funded on the Closing Date the portion of the commitment under the Facility so assigned; provided, further, that, notwithstanding anything in this Section 10, Goldman Sachs Bank USA may assign its rights and obligations hereunder, including its commitments and other agreements hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC (and shall be relieved of its obligations hereunder to the extent of any such assignment).

Section 11.               Amendments.

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12.               Governing Law, Etc.

This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any Acquired Business Representation and whether as a result of any inaccuracy thereof you have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case without regard to the principles of conflicts of laws thereof, to the extent the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction), in each case, shall be governed by, and construed in accordance with, the laws of Delaware.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

Section 13.               Payments.

All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

To the fullest extent permitted by law, the Borrower will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14.               Miscellaneous.

This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and the Borrower waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of the Borrower. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning the Borrower and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation, reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, service of process, waiver of jury trial, syndication, market flex and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial effectiveness thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Lender. The Borrower hereby acknowledges and agrees that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic (pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter to Mr. Stuart N. Berman (on behalf of the Commitment Parties), Citibank, N.A., 730 Veterans Memorial Highway, Hauppauge, New York 11788 (or by electronic (pdf) transmission to stuart.n.berman@citi.com) at or before 11:59 p.m. (New York City time) on January 29, 2020. If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this Commitment Letter will automatically terminate. Please arrange for the executed originals to follow by next-day courier.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Stuart N. Berman
	Name:	Stuart N. Berman
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Chad Durakis
	Name:	Chad Durakis
	Title:	Vice President

[Signature Page to Commitment Letter]

SANTANDER BANK, N.A.

By:	/s/ Jennifer Baydian
	Name:	Jennifer Baydian
	Title:	Senior Vice President

[Signature Page to Commitment Letter]

BMO HARRIS BANK, N.A.

By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ David Wismer
	Name:	David Wismer
	Title:	Managing Director

[Signature Page to Commitment Letter]

REGIONS BANK.

By:	/s/ Steven Dixon
	Name:	Steven Dixon
	Title:	Director

[Signature Page to Commitment Letter]

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ CJ Gianatiempo
	Name:	CJ Gianatiempo
	Title:	First Vice President

By:	/s/ Ender Cetin
	Name:	Ender Cetin
	Title:	Senior Vice President

[Signature Page to Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

ACCEPTED and agreed to as of the date

first written above:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Michael D. Porcelain
	Name:	Michael D. Porcelain
	Title:	President and Chief Operating Officer

[Signature Page to Commitment Letter]

Exhibit A
to
Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

1.	The Borrower will obtain a new senior secured revolving credit facility in an aggregate principal amount of up to $800,000,000 with the terms set forth in Exhibit B to the Commitment Letter (the “Facility”).

2.	The Borrower will use up to $552,000,000 of the proceeds from the initial borrowing under the Facility, newly issued shares of Common Stock, par value $.10 per share, of the Borrower and up to $75,000,000 of cash on hand at the Acquired Business for the purpose of (i) financing the acquisition by the Borrower or one of its wholly-owned subsidiaries of 100% of the equity interests of a company previously identified to us as “Galileo” (together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof by and among the Borrower, Convoy Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of the Borrower (“Merger Sub”), and “Galileo” (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), (ii) repaying in full all outstanding indebtedness for borrowed money of the Acquired Business, except for a limited amount of indebtedness to be agreed by you and Citi (it being agreed, for the avoidance of doubt, that capital leases and bank guarantees of the Acquired Business do not constitute indebtedness for borrowed money for purposes of this clause (ii)), (iii) repaying in full any and all outstanding indebtedness for borrowed money of the Borrower and its subsidiaries, including repaying in full any and all indebtedness, and terminating all commitments, under the Borrower’s existing senior secured revolving credit facility (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”) (provided that letters of credit outstanding as of the Closing Date that were issued by Citi under the Existing Credit Agreement will be deemed issued by Citi under the Facility pursuant to the terms of the Operative Documents) and (iv) paying the fees, costs and expenses referred to below (and each of the foregoing will be consummated on the Closing Date); provided that any reduction in the amount of cash on hand at the Acquired Business noted above shall result in a commensurate increase in the amount of the initial borrowing under the Facility noted above. Pursuant to the Acquisition Agreement, Merger Sub will, in accordance with the laws of the State of Israel, merge with and into “Galileo”, with “Galileo” surviving as a wholly owned subsidiary of the Borrower (the “Merger”; the acquisition of 100% of the equity interests of “Galileo” pursuant to the Merger is referred to as the “Acquisition”).

3.	The Borrower will pay all fees, costs and expenses incurred in connection with the foregoing transactions.

A-1

Exhibit B
to
Commitment Letter

Comtech Telecommunications Corp.
$800,000,000 Senior Secured Revolving Credit Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached, in the other Exhibits to such letter agreement or in the Existing Credit Agreement referred to in the preceding Exhibit A, as applicable.

Borrower:	Comtech Telecommunications Corp., a Delaware corporation (the “Borrower”).
Administrative Agent and Collateral Agent:

Citi will act as sole administrative agent and collateral agent (in such capacities, the “Agent”) for a syndicate of banks, financial institutions, investors and other lenders but excluding any Disqualified Lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	(A) Each of Citi, M&T, Santander and BMO, together with any other joint lead arranger appointed pursuant to the Commitment Letter, will act as a joint lead arranger (collectively, in such capacities, the “Lead Arrangers”) for the Facility (as defined below) and will perform the duties customarily associated with such roles and (B) each of Regions, IDB and GS, together with any other arranger appointed pursuant to the Commitment Letter, will act as an arranger (collectively, in such capacities, and together with the Lead Arrangers, the “Arrangers”) for the Facility and will perform the duties customarily associated with such roles.

Syndication Agents:	Each of M&T, Santander and BMO will act as a syndication agent for the Facility, and will perform the duties customarily associated with such role.

Documentation Agent:	Regions will act as documentation agent for the Facility, and will perform the duties customarily associated with such role.

Issuing Banks:	Citi, M&T, Santander, BMO and any other Lender or an Affiliate thereof reasonably acceptable to the Borrower and the Agent agreeing to act in such capacity will act as an issuing bank in respect of letters of credit (in such capacity, the “Issuing Banks”), and will perform the duties customarily associated with such role.

Facility:

A senior secured revolving credit facility in an aggregate principal amount of $800,000,000 (the “Facility”), of which up to $140,000,000 will be available through a subfacility in the form of standby or trade letters of credit.

Purpose:

(A) On the Closing Date, up to $552,000,000 (or, subject to the cash on hand at the Acquired Business on the Closing Date, such greater amount in accordance with Exhibit A) of proceeds of loans under the Facility will be used by the Borrower to partially finance the Transactions, including the payment of fees, costs and expenses in connection therewith, and thereafter, the proceeds of loans under the Facility will be used by the Borrower from time to time for working capital and general corporate purposes.

(B) Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries, including replacing or backstopping any existing letters of credit outstanding on the Closing Date.

Swingline Loans:

In connection with the Facility, Citi (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts and integral multiples to be set forth in the Operative Documents) of up to an aggregate principal amount of $25,000,000. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Facility.

Letters of Credit:

Up to $140,000,000 of the Facility will be available for the issuance of letters of credit by the Issuing Banks on or after the Closing Date in accordance with usual and customary terms for facilities and transactions of this type and, subject to the Documentation Principles (as defined herein), no more restrictive than the provisions set forth in the Existing Credit Agreement; provided that the letter of credit exposure of each Issuing Bank identified above shall at no time be greater than $35,000,000, unless otherwise agreed by the Issuing Banks.

Existing letters of credit outstanding on the Closing Date under the Existing Credit Agreement will continue as letters of credit under the Facility.

Drawings under any letter of credit will be reimbursed by the Borrower at the times and in the manner required by the Existing Credit Agreement. To the extent that the Borrower does not reimburse the Issuing Bank when required, the Lenders under the Facility will be irrevocably obligated to reimburse the Issuing Bank in the manner required by the Existing Credit Agreement.

Availability:

Subject to the conditions precedent to borrowing set forth below, loans under the Facility will be available at any time on and after the Closing Date and prior to the final maturity of the Facility, in minimum principal amounts and upon notice consistent with the Existing Credit Agreement. Amounts repaid under the Facility may be re-borrowed within the foregoing limits, subject to satisfaction of applicable conditions.

Maturity:

The Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date; provided that, if the Borrower or any of its subsidiaries incurs after the Closing Date any indebtedness for borrowed money with an initial aggregate principal amount in excess of an amount to be set forth in the Operative Documents and such indebtedness has a scheduled maturity date prior to the date that is 91 days after the fifth anniversary of the Closing Date, then, unless such indebtedness has previously been refinanced in full with Qualifying Refinancing Debt (to be defined in the Operative Documents), the Facility will mature and the commitments thereunder will terminate on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date that is 91 days prior to the scheduled maturity of such indebtedness so incurred after the Closing Date.

Uncommitted Incremental Facility:

The Operative Documents will permit the Borrower, on one or more occasions and subject to receipt of commitments therefor, to increase the aggregate amount of commitments under the Facility in an aggregate principal amount for all such increases not to exceed the sum of (x) $250.0 million and (y) any amount, so long as on a pro forma basis after giving effect thereto (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if the Facility (including the applicable increase thereto) was fully drawn), the Borrower’s total secured net leverage ratio is equal to or less than 3.50:1.00; provided that (i) no Lender will be required to participate in any such increase without its consent, (ii) no default or event of default shall have occurred and be continuing or would result therefrom, (iii) the representations and warranties in the Loan Documents are accurate in all material respects and (iv) the Borrower shall be in pro forma compliance (as described above) with the financial maintenance covenants described below. In the event of any increase to the Facility the Borrower will be deemed to have utilized amounts under clause (x) above (to the extent compliant therewith) prior to being deemed to have utilized amounts under clause (y) above.

Guarantees:	All obligations of the Borrower under the Facility and under any Secured Hedging Obligations and Secured Cash Management Obligations will be unconditionally guaranteed on a joint and several basis and on a senior secured first lien basis (the “Guarantees”) by each direct or indirect subsidiary of the Borrower (whether owned on the Closing Date or formed or acquired on or after the Closing Date) (the “Guarantors”); provided that the following shall not be required to be Guarantors: (i) immaterial subsidiaries, (ii) any subsidiary of the Borrower that is not wholly owned and is prohibited by terms of applicable shareholder documents or otherwise from providing a Guarantee, (iii) not-for-profit subsidiaries and (iv) other subsidiaries to the extent the provision of a guarantee would result in material adverse tax consequences, is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, on the date such subsidiary is acquired (and in each case not established in anticipation thereof)) or would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received (it being agreed that the Borrower shall use commercially reasonable efforts to obtain any such consent, approval, license or authorization)).

Security:

All obligations of the Borrower under the Facility and under Secured Hedging Obligations and Secured Cash Management Obligations will be secured on a first-priority basis by substantially all the assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), subject to certain exceptions and limitations that, subject to the Documentation Principles, are no more restrictive than the Existing Credit Agreement.

Mandatory Prepayments:

The loans under the Facility shall be prepaid and the letters of credit under the Facility shall be cash collateralized with 100% of the net cash proceeds of (a) all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower and insurance and condemnation proceeds), in each case solely to the extent necessary, in order that the Borrower not be required under the terms of any unsecured indebtedness to prepay, redeem or offer to prepay or redeem such unsecured indebtedness with such net cash proceeds (the “Asset Sale Sweep”) and (b) all issuances, offerings or placement of debt of the Borrower and its subsidiaries, excluding debt permitted to be incurred under the Operative Documents.

In addition, the loans under the Facility shall be prepaid and the letters of credit under the Facility shall be cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Facility.

Voluntary Prepayments/ Reductions in Commitments:

Voluntary prepayments of borrowings under the Facility and voluntary reductions of the unutilized portion of the Facility commitments may be made at any time upon notice as provided in the Existing Credit Agreement, without premium or penalty, in minimum principal amounts, subject to the Documentation Principles, no more restrictive than the Existing Credit Agreement; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary reduction of unused portions of the letter of credit sublimit may be made at any time upon notice as shall be set forth in the Operative Documents. Each reduction of the letter of credit sublimit shall be permanent and shall be made ratably among the Issuing Banks at the time of such reduction in accordance with their respective letter of credit commitments.

Interest Rates:

At the Borrower’s option, loans under the Facility may be maintained from time to time as (x) “Base Rate Loans”, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin or (y) “LIBOR Loans”, which shall bear interest at the London interbank offered rate for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period (which, if negative, shall be deemed to be 0.00%) plus the Applicable Margin.

“Applicable Margin” shall mean the applicable percentage per annum based on the Borrower’s total net leverage ratio as set forth in the pricing grid set forth below; provided that, prior to the delivery by the Borrower to the Agent of its financial statements for the first full fiscal quarter of the Borrower that ends after the Closing Date, the “Applicable Margin” shall mean a percentage per annum equal to (i) 2.25%, in the case of loans maintained as LIBOR Loans, (ii) 1.25%, in the case of loans maintained as Base Rate Loans and (iii) 2.00% in the case of letters of credit:

Level	Total Net Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letters of Credit
I	≥ 3.50x	2.25%	1.25%	2.00%
II	< 3.50x but ≥ 2.75x	2.00%	1.00%	1.75%
III	< 2.75x but ≥ 2.00x	1.75%	0.75%	1.50%
IV	< 2.00x but ≥ 1.25x	1.50%	0.50%	1.25%
V	< 1.25x	1.25%	0.25%	1.00%

“Base Rate” shall mean the highest of (x) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the federal funds effective rate, and (z) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) plus 1.00%; provided that in no case shall the Base Rate be less than 0.00% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Lenders, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest shall also be payable at the time of repayment of any loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and, if applicable, any fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

All swingline loans will bear interest as Base Rate Loans.

Commitment Fees:

A commitment fee based on the Borrower’s total net leverage ratio as set forth in the pricing grid set forth below (provided that, prior to the delivery by the Borrower to the Agent of its financial statements for the first full fiscal quarter of the Borrower ending after the Closing Date, the commitment fee will be equal to 0.35% per annum) will be payable on the undrawn portion of the commitments in respect of the Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments thereunder, calculated from the Closing Date based on the actual number of days elapsed over a 360-day year.  Such commitment fees shall be distributed to the Lenders participating in the Facility pro rata in accordance with the amount of each such Lender’s commitment under the Facility.

Level	Total Net Leverage Ratio	Commitment Fee
I	≥ 3.50x	0.35%
II	< 3.50x but ≥ 2.75x	0.30%
III	< 2.75x but ≥ 2.00x	0.25%
IV	< 2.00x but ≥ 1.25x	0.20%
V	< 1.25x	0.15%

Letter of Credit Fees:

A per annum fee equal to the Applicable Margin for Letters of Credit as set forth in the applicable column of the pricing grid appearing under the heading “Interest Rates” above will accrue on the aggregate face amount of outstanding letters of credit under the Facility, payable and distributed to the Lenders in a manner consistent with the Existing Credit Agreement. In addition, the Borrower will pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit and (b) customary issuance and administration fees.

Ticking Fees:	The Borrower will pay ticking fees in accordance with the Fee Letter.

Default Interest:

Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.00% plus the rate otherwise applicable to such loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans under the Facility. Such interest shall be payable on demand.

Conditions Precedent to Effectiveness:	The initial effectiveness of the commitments under the Facility on the Closing Date will be subject solely to the Funding Conditions.
Conditions Precedent to Borrowings:

Each borrowing under the Facility (other than borrowings made on the Closing Date to consummate the Transactions) will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Operative Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) as of the date of such borrowing, (ii) no default or event of default shall have occurred and be continuing or would result from such borrowing and (iii) delivery of a customary borrowing notice.

Documentation:

The Operative Documents shall be negotiated in good faith and shall be consistent with this Commitment Letter and the Fee Letter and, except as otherwise provided herein or in the Fee Letter, shall be based upon the Existing Credit Agreement; it being understood and agreed that the Operative Documents shall (i) not include any conditions to the availability and initial effectiveness of the commitments under the Facility on the Closing Date other than the Funding Conditions, (ii) contain administrative agency and other miscellaneous related administration provisions customary for the Agent (including, without limitation, certain provisions regarding resignation and replacement of an Issuing Bank), (iii) contain certain modifications to reflect current market practices including, without limitation, (A) customary provisions related to the division of limited liability companies and (B) a customary “QFC” acknowledgement, (iv) require each Guarantor organized outside of the United States to enter into foreign law-governed collateral, pledge and mortgage instruments, subject to customary exceptions and (v) give effect to the Limited Conditionality Provisions and this paragraph (this paragraph, collectively, the “Documentation Principles”).

Representations and Warranties:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.

Affirmative Covenants:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.
Negative Covenants:

Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement. In addition, the negative covenants and certain definitions will include certain additions, deletions, modifications and other changes to the analogous provisions of the Existing Credit Agreement (if any), including that the definition of Permitted Acquisition will be modified to add an additional requirement that the Borrower’s total net leverage ratio on a pro forma basis be less than or equal to the greater of: (A) the total net leverage ratio that is 0.25x inside the maximum ratio applicable under the Leverage Ratio Covenant (as defined below) on the date such Permitted Acquisition is consummated and (B) 4.00:1.00.

Financial Maintenance Covenants:

The Operative Documents will include (i) a maximum total net leverage ratio financial maintenance covenant requiring the Borrower to maintain a maximum total net leverage ratio not to exceed 4.75:1.00, with maximum ratio step-downs beginning with the last day of the fifth fiscal quarter to end after the Closing Date based on the grid set forth below (the “Leverage Ratio Covenant”) and (ii) a minimum interest coverage ratio maintenance covenant requiring the Borrower to maintain a minimum interest coverage ratio of at least 3.00:1.00 (the “ICR Covenant”).

Fiscal Quarter That Ends After the Closing Date	Maximum Total Net Leverage Ratio
Fifth, Sixth and Seventh	4.50:1.00
Eighth and Ninth	4.25:1.00
Tenth and Eleventh	4.00:1.00
Twelfth and Thereafter	3.75:1.00

Each of the Leverage Ratio Covenant and the ICR Covenant will be tested quarterly on the last day of each fiscal quarter commencing with the last day of the first fiscal quarter that ends after the Closing Date.

The Operative Documents will provide that, subject to minimum threshold amounts and certain other limited exceptions to be set forth in the Operative Documents, if the Borrower or any subsidiary incurs or issues indebtedness for borrowed money or issues equity interests after the Closing Date (each a “Capitalization Event”), then: (1) (a) if such incurrence or issuance occurs prior to the last day of the fifth fiscal quarter to end after the Closing Date, the maximum ratio permitted by the Leverage Ratio Covenant shall step-down to 4.50:1.00 beginning with the last day of the fifth fiscal quarter to end after the Closing Date (and shall not step-down further) and (b) if such incurrence or issuance occurs on or after the last day of the fifth fiscal quarter to end after the Closing Date, the maximum ratio permitted by the Leverage Ratio Covenant shall be 4.50:1.00 commencing with the last day of the fiscal quarter that includes the date of such incurrence or issuance (and shall not step-down further), in each case notwithstanding the step-down grid set forth above; and (2) commencing with the last day of the fifth fiscal quarter to end after the Closing Date (or, if such date has passed as of the date of such incurrence or issuance, commencing with the last day of the fiscal quarter that includes the date of such incurrence or issuance), the Borrower shall maintain a maximum total secured net leverage ratio of 3.75:1.00 (the “Secured Leverage Ratio Covenant”).

The Operative Documents will further provide that, beginning with the last day of the twelfth fiscal quarter to end after the Closing Date, upon the consummation of a Material Acquisition (as defined below), with respect to the fiscal quarter in which such Material Acquisition is consummated and the subsequent three consecutive fiscal quarters (the “Leverage Increase Period”): (1) if no Capitalization Event has occurred prior to, or occurs concurrently with, the consummation of such Material Acquisition, the maximum ratio permitted by the Leverage Ratio Covenant shall increase to 4.00:1.00; and (2) if a Capitalization Event has occurred prior to, or occurs concurrently with, the consummation of such Material Acquisition, the maximum ratio permitted by the Secured Leverage Ratio Covenant shall increase to 4.00:1.00.

“Material Acquisition” means any acquisition, or series of acquisitions, of all the equity interests in a person, or of all or substantially all the assets of any person (or of any division or line of business of any person), by the Borrower or one of its subsidiaries for which the aggregate acquisition consideration is greater than $75,000,000 in any fiscal quarter.

For purposes of calculating the total net leverage ratio and the total secured net leverage ratio under the Operative Documents for any purpose, the following will not be netted against indebtedness: (i) restricted cash and cash equivalents; and (ii) cash and cash equivalents held by a subsidiary of the Borrower that is not a Guarantor.

Events of Default:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.
Voting:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.
Cost and Yield Protection:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.

Assignments and Participation:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.
Expenses and Indemnification:	Usual and customary for facilities and transactions of this type and, subject to the Documentation Principles, no more restrictive than those set forth in the Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Agent and Arrangers:	Cravath, Swaine & Moore LLP.

Exhibit C
to
Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement, as applicable. The initial effectiveness of the commitments under the Facility on the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent (in each case, subject to the Limited Conditionality Provisions):

1.	The Acquisition shall be consummated in all material respects substantially contemporaneously with the initial effectiveness of the commitments under the Facility on the Closing Date in accordance with the terms described in the Commitment Letter and in the Acquisition Agreement (without any amendment, modification, supplement or waiver to the Acquisition Agreement or any consent or election thereunder that is material and adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers) (it being understood and agreed that any increase in the purchase price shall not be material and adverse to the Lenders or the Arrangers so long as such increase is funded by cash proceeds from the sale of common equity received by the Borrower (other than from a subsidiary) or, subject to paragraph 4 below, cash on the balance sheet of the Borrower). The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be in form and substance reasonably satisfactory to the Arrangers; provided that the Acquisition Agreement (including all schedules and exhibits thereto) provided to the Arrangers on January 29, 2020 is satisfactory to the Arrangers.

2.	Subject to the Limited Conditionality Provisions, the Operative Documents shall have been negotiated, executed and delivered on the terms set forth in the Commitment Letter and, with respect to any terms not specifically set forth in the Commitment Letter, on terms reasonably satisfactory to the Borrower and the Arrangers.

3.	The Acquired Business Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects.

4.	On the Closing Date and after giving effect to the Transactions, the sum of (i) unrestricted cash and cash equivalents on the balance sheet of the Borrower plus (ii) the undrawn portion of the commitments in respect of the Facility, shall not be less than $75,000,000.

5.	Subject to the Limited Conditionality Provisions, the Arrangers shall have received reasonably satisfactory legal opinions, perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; lien search results; organizational documents; customary evidence of authorization to enter into the Operative Documents; evidence of customary insurance; and good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors. The Agent shall have received a customary solvency certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Agent.

6.	Substantially contemporaneously with the initial effectiveness of the commitments under the Facility on the Closing Date, all outstanding indebtedness for borrowed money of the Borrower and its subsidiaries and of the Acquired Business shall have been repaid and all commitments, security interests and guarantees in connection therewith shall have been terminated and released (in each case, other than limited indebtedness and liens that the Arrangers reasonably agree may remain outstanding). After giving effect to the consummation of the Transactions, the Borrower and its subsidiaries (including, without limitation, the Acquired Business) shall have no outstanding preferred equity or debt for borrowed money other than (a) debt under the Facility and (b) other limited debt for borrowed money permitted by the Arrangers. It is agreed, for the avoidance of doubt, that capital leases and bank guarantees of the Acquired Business do not constitute indebtedness for borrowed money for purposes of this paragraph 6.

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7.	Subject in all respects to the Limited Conditionality Provisions, the Agent shall have a perfected, first priority lien on and security interest in all Collateral (free and clear of all liens, other than customary and limited exceptions to be agreed upon).

8.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three days prior to the Closing Date) shall, upon the initial effectiveness of the commitments under the Facility on the Closing Date, have been paid.

9.	Each of the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, that such Arranger has requested at least 10 days prior to the Closing Date.

10.	The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for the fiscal years ended July 31, 2017, July 31, 2018 and July 31, 2019 and (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after July 31, 2019 and at least 45 days prior to the Closing Date, (b) (i) audited consolidated balance sheets and related statements of income, changes in equity, comprehensive income and cash flows of the Acquired Business for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019 and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity, comprehensive income and cash flows of the Acquired Business for each fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2019 and at least 45 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Borrower pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement) and prepared in a manner reasonably satisfactory to the Arrangers.

11.	The Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 10 above and all other financial, marketing and other information reasonably requested by the Arrangers and customarily provided by borrowers in the preparation of a confidential information memorandum for the syndication of the Facility (the “Required Information”). The Arrangers shall have been afforded a period (the “Marketing Period”) of 20 consecutive business days prior to the Closing Date to syndicate the Facility after receipt of the Required Information.

12.	Since January 1, 2019, there shall not have occurred any change, event, effect or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement last made available to the Commitment Parties prior to their execution of the Commitment Letter) with respect to the Acquired Business.

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